EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 7th day of December 2005

B E T W E E N :

(A)	MEASUREMENT SPECIALTIES INC. (hereinafter the "Company"), a Virginia corporation; and

(B)	STEVE SMITH (hereinafter the "Employee"), an individual to be lawfully retained or employed by the Company in the People's Republic of China.

IT IS AGREED that the Company has agreed to employ the Employee and the Employee has agreed to accept such employment on the following terms and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Board” means the board of directors of the Company from time to time;

“MSI Sensors” means MSI Sensors (China) Limited, a company incorporated under the laws of the People's Republic of China whose principal place of business is at Block 5A, Tian Fa Building, Tian An Cyber Park, Fu Tian District, Shenzhen, PRC 518048; and

“Hong Kong” means the Hong Kong Special Administrative Region of the People's Republic of China;

“PRC” means the People's Republic of China;

“US$” means the United States of America dollars.

1.2	All references in this Agreement to the Company shall include its successors in title or assigns.

1.3
References herein to Clauses are references to the clauses of this Agreement which shall be deemed to form part of this Agreement. The headings in this Agreement are inserted for convenience of reference only and do not affect the interpretation hereof.

2.	EMPLOYMENT

2.1
The Employee shall at all times be an employee of the Company based in the United States but on a daily basis he shall serve the Company’s subsidiary MSI Sensors in the PRC in the capacity of Vice President/General Manager - Asia or such other capacity as the Chief Executive Officer (“CEO”) of the Company may determine from time to time and shall at all times comply with the lawful and reasonable directions of the CEO.

2.2
The Employee shall devote full time, attention and energies to the business of the Company and MSI Sensors. During this employment, the Employee shall not engage in any other business activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage.

3.	MANNER OF PERFORMANCE

3.1
The Employee shall at all times faithfully, diligently and to the best of his ability, experience and talent, perform all duties that may be required of him or her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the MSI Sensors’ principal place of business and at such other place as the Company shall in good faith require or as the interests, needs, businesses and opportunities of the Company shall require or make advisable.

3.2
Subject to any written regulations issued by the Company which are applicable to the Employee, neither the Employee nor any member of his family, nor any company or business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Employee) by or on behalf of the Company, and if the Employee, any member of his family or any company or business entity in which he is or they are interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit the Employee shall forthwith account to the Company for the amount received or value of the benefit so obtained.

3.3
The Employee confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company, and the Employee or any member of his family, and he agrees to disclose fully to the Company any such circumstances which may arise during the employment.

4.	COMPENSATION AND REIMBURSEMENT

4.1
The Company shall pay the Employee and the Employee agrees to accept from the Company for the Employee's services hereunder remuneration at the rate of US$190,000.00 (“Base Salary”) per annum payable semi-monthly. During the Employment Term, the Employee may also be eligible for an annual bonus of up to 25% of his Base Salary based on minimum performance standards to be determined on an annual basis by the Board.

4.2	In addition to the foregoing remuneration, the Employee shall be entitled to the following benefits:

4.2.1	a yearly vacation of 3 weeks at full pay, subject to limitations on carry-forward of accrued, unused vacation days per MSI policy;

4.2.2	moving allowance/sign on bonus of US$30,000.00;

4.2.3
100,000 stock options of the Company with a strike price based on the closing price as of 11/30/05, or $24.88, which shall vest and become exercisable over a five (5) year period with 1/5 of the stock options vesting each year of employment after the grant date. In the event of a Change in Control while Employee is still employed by the Company, all of the stock options shall vest and become exercisable as of the effective date of the Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

4.2.3.1
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (a) the outstanding shares of common stock of the Company; or (b) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

4.2.3.2
the Company (a) is party to a merger, consolidation or exchange of securities (excluding, without limitation, a public offering of the Company’s securities) which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold, directly or indirectly, more than 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the Company or surviving entity outstanding immediately after such merger, consolidation or exchange; or (b) sells or disposes of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated);

4.2.4	housing allowance for reasonable living expense (apartment or equivalent);

4.2.5	reimbursement for return airfare from Shenzhen to any US city for four (4) trips per annum;

4.2.6
benefits equivalent to those received by other Company employees in the United States, including health insurance under the health insurance plan for employees based in the United States, pending approval by the Company’s health care provider; and

4.2.7
the Company shall provide a“gross-up” payment to Employee for any tax and tax preparation obligations that Employee incurs as a result of his assignment to MSI Sensors in the PRC that are less favourable to Employee than the tax obligations had he worked at the Company’s headquarters in Virginia.

4.3
The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all business expenses after the Employee has pursuant to the Company's policies presented an itemized account of expenses.

5.	CONFIDENTIALITY

5.1
The Employee acknowledges that in the course of employment he may become aware of certain information about the Company's operations or clients. The Employee agrees not to disclose such information or use the information in any manner that might be harmful to the Company's business. The Employee agrees that the restrictions contained or referred to in this Clause 5 are reasonable and necessary to protect the legitimate business interests of the Company both during and after the termination of his employment.

5.2
During the term of this Agreement and for a period of ten (10) years from the date of termination or expiration of this Agreement for any reason whatsoever, the Employee receiving any trade secrets or information which is confidential to Company, shall:

(1)	keep confidential such confidential information;

(2)	not disclose the confidential information to any person, company, business entity or other organization other than with the prior written consent of the Company; and

(3)	not use the confidential information for any purpose other than the performance of his or her obligations under this Agreement.

5.3
The Employee shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company.

5.4
The obligations contained in Clause 5.2 shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

5.5
The Employee shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company without obtaining the prior written approval of the CEO.

6.	NON-COMPETITION

6.1
The Employee hereby agrees that he shall not for a period of [three years] immediately following the termination of his employment within [Hong Kong and PRC] and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organization, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company directly or indirectly (i) be employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with any business similar to that conducted by the Company, either by soliciting any of its accounts or by operating within the Company's general business area.

6.2
The Employee hereby agrees that he shall not for a period of [three years] immediately following the termination of his employment whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organization (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any customer or prospective customer :-

6.2.1	with whom the Employee has had material contact or dealings on behalf of the Company during the [12 months] immediately preceding the date upon which his employment with the Company terminates; or

6.2.2
for whom the Employee was, in a client management capacity on behalf of the Company, directly responsible during the [12 months] immediately preceding the date upon which his employment with the Company terminates.

6.3
The Employee hereby agrees that he will not for a period of [three years] immediately following the date of his termination either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

6.3.1
(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is an employee of the Company to leave the Company’s employment (as applicable) where that person is an employee of the Company on the date upon which his employment with the Company terminates;

6.3.2
be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is an employee of the Company on the date upon which his employment with the Company terminates.

7.	TERM AND TERMINATION OF THIS AGREEMENT

7.1
Provided that any necessary visa and work permit is obtained, the employment of the Employee hereunder will commence on January 2, 2006 and will continue thereafter until terminated in accordance with the provisions below.

7.2	Subject to applicable law, either party may terminate this Agreement by giving the other three calendar months' advance notice in writing.

7.3
The Company may by notice in writing immediately terminate this Agreement if the Employee is in breach of any of the terms of this Agreement which in the case of a breach capable of remedy is not remedied by the Employee within 30 days of receipt by the Employee of a notice from Company specifying the breach and requiring its remedy.

7.4
Subject to applicable law, the Company may immediately terminate this Agreement in the event of: (i) the death of the Employee; (ii) the unwillingness or inability of the Employee to perform his duties; (iii) any criminal conviction of the Employee; or (iv) acts of dishonesty, fraud or gross negligence by the Employee in connection with the performance of his duties to the Company after those acts have been disclosed to the Employee and the Employee accorded an opportunity to respond in writing or in person at the Employee's option to the Company, provided that the Employee shall receive no further compensation beyond the termination date other than benefits accrued or required by law.

7.5
In the event that the Company terminates this Agreement other than pursuant to Clause 7.3 or 7.4, the Employee shall be entitled to a severance payment equivalent to an amount up to one year of his Base Salary (payable semi-monthly) and also an allowance for repatriation and relocation of up to a maximum of US$10,000.00.

7.6	In the event of the termination of this Agreement by the Employee, the Employee shall reimburse any training costs, expenses and charges reasonably incurred by the Company for the Employee.

7.7	Should the Company waive breach of any provision of this Agreement by the Employee, that waiver will not operate or to be construed as a waiver of any further breach by the Employee.

7.8
Forthwith upon the termination of the employment of the Employee hereunder, and/or at any other time if the Company shall so request, the Employee shall deliver to the Company all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature), models or samples made or compiled by or delivered to the Employee during his employment hereunder and concerning the business, finances or affairs of the Company. For the avoidance of doubt it is hereby declared that the property in all such documents as aforesaid shall at all times be vested in the Company.

7.9
The Employee agrees that he will not at any time after the termination of the employment represent himself as still having any connection with the Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

8.	NOTICES

8.1
Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other party):

To the Company:	Frank Guidone
Measurement Specialties Inc.
1000 Lucas Way
Hampton, VA 23666

Fax number: [•]

Attention: [•]

To the Executive:	Steve Smith
1900 Alaskan Way #116
Seattle, WA 98101

Fax number: [•]

8.2
Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched subject to receipt of machine-printed confirmation of error-free despatch.

8.3
Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its registered office for the time being and (b) in the case of the Employee, either to him personally or by first class post to his last known address.

9.	ENTIRE AGREEMENT

9.1
This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Employee and all such agreements arrangements and understandings shall be deemed to have been terminated by mutual consent.

10.	APPLICABLE LAW

10.1
This Agreement and any matters arising from or connected with it are governed by the laws of the Commonwealth of Virginia. Should any disagreement arise between the parties as it relates to employment, each party shall be responsible for its/his own attorneys' fees and court costs, unless the law or the court specifies otherwise.

10.2
Any subsequent amendments to laws and regulations valid at the time of execution of this Agreement shall not affect the performance of this Agreement unless it is specifically provided otherwise therein.

10.3	If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect.

10.4	The rights and remedies conferred by this Agreement are in addition to and without derogation from any other rights and remedies that either the Employee or the Company may have at law.

11.	SETTLEMENT OF DISPUTES

11.1
Without in any manner limiting the provisions of this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought exclusively in the courts of the Commonwealth of Virginia, or, if it has or can acquire jurisdiction, in the United States District Court for the district of Virginia in which the Company’s headquarters are located, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The foregoing shall not limit the rights of any party to bring the legal action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

12.	MISCELLANEOUS

12.1	No waiver or modification of this Agreement, or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

12.2	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

IN WITNESS WHEREOF this Agreement has been executed and hereby delivered by the parties or their authorized representatives on the date first set forth above.

WITNESS	STEVE SMITH

Dated: ________________________, 2005

MEASUREMENT SPECIALTIES, INC.

FRANK GUIDONE
CHIEF EXECUTIVE OFFICER

Dated: ________________________, 2005